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 FORM 4                                                                                                  OMB APPROVAL
---------                                    U.S.SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number 3235-0257
    subject to Section 16. Form                                                                          Expires: February 1, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response....1.0
                                                                                                        ---------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|  2. Issuer Name and Ticker or Trading Symbol      | 6. Relationship of Reporting Person
                                       |                                                   |    to Issuer (Check all applicable)
Sumner          William                |  Halsey Drug Co., Inc.          Symbol: HDGC      |   _X_ Director          ___ 10% Owner
-------------------------------------------------------------------------------------------|   ___ Officer (give ___ Other (specify
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |               title              below)
                                       |     Security Number     |     Month/Year          |               below)
C/o Halsey Drug Co., Inc. 695 N.       |     of Reporting        |        02/01            |
Perryville Rd. Bldg. 2                 |     Person (Voluntary)  |-------------------------|
---------------------------------------|                         |  5. If Amendment,       |
               (Street)                |                         |     Date of Original    |
                                       |                         |     (Month/Year)        |
Rockford,       Illinois        61107  |                         |                         |
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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     1. Title of Security              | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)|5. Amount of |6.Owner- | 7.Nature
           (Instr. 3)                  |   Date        |   Code        |   or disposed of (D)     |   Securities|  ship   | of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4, and 5)   |   Bene-     |  Form:  | Indirect
                                       |  (Month/Day/  |               |                          |   ficially  |  Direct | Bene-
                                       |   Year)       |---------------|--------------------------|   Owned at  |  (D) or | ficial
                                       |               |       |       |        |      |          |   End of    | Indirect| Owner-
                                       |               |       |       |        | (A)  |          |   Month     | (I)     | ship
                                       |               |       |       |        |  or  |          |   (Instr. 3 |(Instr.4)|(Instr.4)
                                       |               |  Code |    V  | Amount | (D)  |  Price   |   and 4)    |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (over)
                (Print or Type Responses)        SFC 1474 (3/91)

*See footnote 2 on Table II

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year)
                               | Security     |    Year)      |               | or Disposed  |
                               |              |               |               | of (D)       |------------------
                               |              |               |               | (Instr. 3,   |         |
                               |              |               |               |  4, and 5)   | Date    | Expir-
                               |              |               |---------------|--------------| Exer-   | ation
                               |              |               | Code  |   V   | (A)  |  (D)  | cisable | Date
-----------------------------------------------------------------------------------------------------------------
Non-qualified Stock Options    |     $2.375   |     2/19/98   |   A   |       |      |       |   (1)   | 2/19/08
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |    $1.1875   |     2/19/99   |   A   |       |      |       |   (1)   | 2/19/09
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |     $1.875   |     2/17/00   |   A   |       |      |       |   (1)   | 2/17/10
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
Non-qualified Stock Options    |     $1.140   |     2/15/01   |   A   |       |      |       |   (1)   | 2/15/11
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|---------
                               |              |               |       |       |      |       |         |

-------------------------------------------------------------------------------------------------
 7. Title and Amount        | 8. Price of   | 9. Number of   |  10. Ownership    | 11. Nature of
    of Underlying           |    Derivative |    Derivative  |      Form of      |     Indirect
    Securities              |    Security   |    Securities  |      Derivative   |     Beneficial
    (Instr. 3 and 4)        |    (Instr. 5) |    Beneficially|      Security;    |     Ownership
                            |               |    Owned at End|      Direct (D) or|     (Instr. 4)
----------------------------|               |    of Month    |      Indirect (I) |
               |            |               |    (Instr. 4)  |      (Instr. 4)   |
               | Amount or  |               |                |                   |
               | Number of  |               |                |                   |
    Title      | Shares     |               |                |                   |
-------------------------------------------------------------------------------------------------
  Common Stock |    10,000  |               |     10,000     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     20,000     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     30,000     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
  Common Stock |    10,000  |               |     40,000     |        D          |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |
---------------|------------|---------------|----------------|-------------------|---------------
               |            |               |                |                   |

 (1)     Options vest 25% quarterly

                           By: /s/ William Sumner                 March 2, 2001
                                ------------------                -------------
                            *Signature of Reporting Person



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See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies
of this Form, one of which must be manually signed. If space provided is Insufficient, see Instruction 6 for procedure.